UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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PROGENICS PHARMACEUTICALS, INC.
(Name of Registrant as Specified in Its Charter)

VELAN CAPITAL, L.P. ALTIVA MANAGEMENT INC. BALAJI VENKATARAMAN VIRINDER NOHRIA LTE PARTNERS, LLC LTE MANAGEMENT, LLC MELKONIAN CAPITAL MANAGEMENT, LLC RYAN MELKONIAN TERENCE COOKE DEEPAK SARPANGAL
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Velan Capital, L.P., together with the other participants named herein (collectively, the “Participating Stockholders”), has filed a definitive proxy statement and accompanying GREEN proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes against the election of certain directors of Progenics Pharmaceuticals, Inc., a Delaware corporation (the “Company”), at the Company’s 2019 Annual Meeting of Stockholders (the “Annual Meeting”).

Item 1: On July 1, 2019, the Participating Stockholders issued the following press release:

VELAN URGES STOCKHOLDERS TO FOLLOW ISS’ RECOMMENDATION BY VOTING “AGAINST” PROGENICS PHARMACEUTICALS DIRECTORS PETER CROWLEY AND MICHAEL KISHBAUCH

Agrees with ISS that the Board’s Focus Should Be on Why Shareholder Returns Have Been Weak and Why Progenics has “Experienced Recent, Significant Delays in Both Drug Development and Commercialization”

Reminds Stockholders that Now is the Time to Send a Clear Message to the Board that Persistent Underperformance, Value-Destructive Stockholder Dilution, Egregious Governance Actions, and Minimal Accountability Will No Longer Be Tolerated

Alpharetta, GA – July 1, 2019 /PRNewswire/ -- Velan Capital, L.P. (together with the other participants in its solicitation, “Velan” or “we”), one of the largest stockholders of Progenics Pharmaceuticals, Inc. (“Progenics” or the “Company”)(NASDAQ:PGNX), comprised of successful specialty pharmaceutical operators and financial services experts, today issued a statement reminding stockholders that now is the time to demand accountability at Progenics and to follow the recommendation of Institutional Shareholder Services Inc. (“ISS”), a leading independent proxy advisory firm, by voting AGAINST the election of Progenics directors Peter Crowley and Michael Kishbauch at the Company’s upcoming Annual Meeting of Stockholders scheduled to be held on July 11, 2019 (the “Annual Meeting”).

In its report, ISS endorsed our call for change on the Progenics Board of Directors (the “Board”), highlighting the Board’s seeming unwillingness to recognize the underperformance of the Company under its guidance and noting the Board’s failure to hold management accountable for numerous operational and strategic missteps.

In Velan’s view, ISS’ review of the true issue in a withhold campaign – the performance of the incumbent directors – is most relevant. ISS concluded that stockholders should support Velan’s campaign for change by voting AGAINST Messrs. Crowley and Kishbauch. ISS stated*:

  “As chairman, Crowley is most accountable for overseeing a company that has promising assets but has struggled to create shareholder value, perhaps due to a lack of urgency in developing and commercializing its products. While leading the Nominating & Corporate Governance Committee, Kishbaugh [sic] has pursued a less than robust refreshment of the board, as shown by three of the six independent directors having been on the board for at least 10 years – during which the company has largely failed to create value for shareholders.”
  “Shareholders might have preferred that the board focus less on constructing widely varying peer groups and on digging up dirt on dissident nominees and more on exploring why absolute TSR has been weak and why the company has experienced recent, significant delays in both drug development and commercialization. As such, the dissident has made a compelling argument that board level change is warranted, with the ultimate goal of enhancing shareholder board oversight.”

Velan believes Progenics is short on time and facts – the time to act is NOW. The Company has yet to properly explain why it took TEN MONTHS for an AZEDRA patient to be dosed and why it took over SIX YEARS to begin a Phase 2 program for MIP-1095. Time is ticking on AZEDRA and MIP-1095 and the Company is short on reasons for the delay and lacks a sense of urgency. In its report, ISS stated*:

  “The board's justifications for suboptimal performance have been uncompelling, and its apparent lack of acknowledgement that any issues exist seems to imply that it plans to make no substantive changes. Taken together, these factors suggest that support for the Vote No campaign could serve as an effective catalyst for board change.”
  “Most importantly, the board has failed to hold the management accountable for multiple strategic and operational missteps, which have resulted in value destruction for the shareholders despite the company's possession of several promising assets…in a best case scenario, the board waited too long to add executives with the required expertise.”

While Velan believes that Glass Lewis & Co., LLC (“Glass Lewis”) reached the wrong conclusion in its report issued in connection with the Annual Meeting, Velan is pleased that Glass Lewis highlighted the multiple issues and shortcomings under the incumbent Board*:

  Laggard Stock Performance: “Progenics has materially underperformed the 2018 Peers -- which are described in the Company's materials as, "similar to the Company in size, business model and state of development," -- across every period reviewed, suggesting potentially laggard performance”
  Lack of Alignment with Stockholders: “In particular, of the Company's six independent board members, directors Campbell, Crowley, Ferrante and Kishbauch -- individuals with an average board tenure of six years -- presently hold no actual shares in Progenics… we thus believe investors, including Velan, have ample reason to question why the board would elect to undertake [the June 2019] dilutive issuance in advance of favorable news when available cash resources could have fully satisfied the milestone payment without dramatically or even significantly impacting Progenics' liquidity position”
  Incentivizing Management to the Detriment of Stockholders: “The simple fact that Progenics, facing repeated criticism from Velan on [its cash goal impacting management compensation], has not publicly spelled out whether such a goal exists for FY2019…we believe this aggregate procession reflects poorly on the board, particularly given their largely vacant non-derivative shareholding…[the Company’s compensation] framework affords the compensation committee very broad discretion to subjectively assess achievement levels, which further contributes to the notion that management may be largely insulated from the interests of ordinary investors in terms of short-term compensation architecture.”

The Company has argued Velan is seeking control but NOT ONCE did Velan ask for more than a MINORITY of Board seats in ANY discussions with the Company. Velan intended to reduce its director nominees to a minority slate – a FACT discussed with both the Company and Glass Lewis, yet it is conveniently excluded from the Company’s numerous misleading press releases and presentations and Glass Lewis’ analysis. The false notion that we sought or seek control is a red herring and a serious misrepresentation that the Company continuously employs to mislead stockholders in a desperate attempt to preserve the troubling status quo.

In addition, we think it is important to make clear that the Company specifically excluded ALL Velan nominees in all negotiation offers (despite our candidates “appear[ing] to have deep financial expertise” and “experience as operating executives commercializing biopharmaceuticals” as ISS points out). Furthermore, the Company’s requirement that candidates be acceptable to the Board potentially gave them the ability to reject any of our nominees. We urge stockholders to remain focused on the real issues facing the Company and to hold this Board accountable for its troubling track record.

While we believe that voting on the GREEN proxy card sends the strongest message that change is required, voting on the WHITE proxy card in the manner recommended by ISS – AGAINST Messrs. Crowley and Kishbauch – will have the same effect as voting on our GREEN proxy card.

FOLLOW ISS AND VOTE AGAINST MESSRS. CROWLEY AND KISHBAUCH TO ACHIEVE THE CHANGE DESPERATELY NEEDED AT PROGENICS.

*Permission to use quotations neither sought nor obtained. Emphasis added.

Investor contacts:

Deepak Sarpangal

(415) 677-7050

campaign@velancapital.com

www.savePGNX.com

Okapi Partners LLC

Pat McHugh / Jason Alexander

+1 (888) 785-6673

SavePGNX@okapipartners.com

Item 2: On July 1, 2019, the following material was posted by the Participating Stockholders to www.savePGNX.com: